Exhibit 10.1

AGREEMENT REGARDING

PORTION OF SALARY PAYABLE IN PHANTOM STOCK UNITS

AGREEMENT dated as of the          day of October 2009 (this “Agreement”) by and between Fifth Third Bancorp and                          (the “Executive”).

WHEREAS, the Compensation Committee (the “Committee”) of the board of directors of the Company has determined that going forward and until the Committee determines otherwise Executive’s base salary will be payable partly in cash and partly in phantom stock units.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Beginning with the first full biweekly pay period commencing on September 28, 2009 until the Committee determines otherwise, Executive’s total base salary on a biweekly installment basis is $            . Executive’s salary for each such biweekly pay period will be paid $            (the “Phantom Stock Unit Salary”) in the form of Fifth Third phantom stock units net of applicable withholdings and other deductions retroactive to June 15, 2009. Once awarded, the phantom stock units will be fully vested and not subject to the risk of forfeiture or any requirement of future service.

2. The number of units of phantom stock, each representing the right to receive an amount of cash based on the value of one share of Fifth Third common stock, to be awarded to Executive as part of Executive’s biweekly salary will be calculated as follows:

First, subtract from the Phantom Stock Unit Salary the amount of then applicable tax withholdings and other deductions to generate the net salary paid in phantom stock units. Then, divide the net salary amount paid in phantom stock units by the reported closing price on the NASDAQ® National Global Select Market (“NASDAQ”) for a share of Fifth Third common stock on the pay date for such biweekly pay period (or, if not a NASDAQ trading day, on the immediately preceding such trading day).

Each such biweekly payment will be a “Dollar-Denominated Award” under the Company’s 2008 Incentive Compensation Plan (the “Plan”) with a Grant Date for the award of the pay date for such biweekly salary payment and will be subject to the terms and conditions of this Agreement and the Plan. Executive will have no rights as a shareholder of Fifth Third by virtue of these awards.

3. Each such biweekly Phantom Stock Unit award will not include any rights to receive dividends or dividend equivalents.

4. Each such biweekly Phantom Stock Unit award will be settled in cash, and contain restrictions on transfer until, the earlier of June 15, 2011 or the executive’s death. The amount to be paid on settlement of the phantom stock units will be equal to the number of Phantom Stock Units being settled multiplied by the reported closing price on the NASDAQ for a share of Fifth Third common stock on the settlement date (or, if not a NASDAQ trading day, on the immediately preceding such trading day).

Where Executive has not previously satisfied all applicable withholding tax obligations, Fifth Third will, at the time the tax withholding obligation arises in connection herewith, retain an amount sufficient to satisfy the minimum amount of taxes then required to be withheld by the Company in connection therewith from any amounts then payable hereunder to Executive. If any withholding is required prior to the time amounts are payable to Executive hereunder, the withholding will be taken from other compensation then payable to Executive or as otherwise determined by Fifth Third.

5. Phantom stock units may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered. If Executive is deceased at the time the Shares Units are settled, Fifth Third will make such payment to the executor or administrator of Executive’s estate or to Executive’s other legal representative as determined in good faith by Fifth Third.

6. Upon the occurrence of a corporate transaction or transaction (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by Fifth Third Bancorp (each, a “Corporate Transaction”)), the Committee or its delegate shall make those adjustments, if any, in the number, class or kind of Phantom Stock Units then outstanding that were awarded pursuant to this Agreement that it deems appropriate in its discretion to reflect the Corporate Transaction(s) such that the rights of Executive are neither enlarged nor diminished as a result of such Corporate Transaction or Transactions, including without limitation measuring the value per stock unit by reference to the per share value of the consideration payable to a Fifth Third common shareholder in connection with such Corporate Transaction. All determinations hereunder shall be made by the Committee or its delegate in its sole discretion and shall be final, binding and conclusive for all purposes on all parties, including without limitation Executive.

7. Except as otherwise provided in this Agreement, Executive’s salary shall be payable in accordance with Fifth Third’s regular payroll practice for similarly situated employees, as in effect from time to time. Fifth Third may withhold from salary such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The amount so withheld from the salary paid in Phantom Stock Units will be based on the tax treatment of compensation in the form of Phantom Stock Units. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and may be terminated by either Executive or the Company at any time.

8. It is the intention of the parties that this Agreement and the awards made pursuant to the Agreement comply with the provisions of Section 409A of the Internal Revenue Code to the extent, if any, that such provisions are applicable to the Agreement, and the Agreement will be administered by Fifth Third in a manner consistent with this intent.

If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Executive agrees that Fifth Third may, without the consent of Executive, modify the Agreement and the awards made pursuant to this Agreement to the extent and in the manner Fifth Third deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that Fifth Third deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

9. Notwithstanding anything in the Agreement, Fifth Third will not be required to comply with any term or condition of the Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over Fifth Third or any of its subsidiaries.

10. This Agreement is subject to the provisions of the Plan. If the Plan and this Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Agreement by the Committee are binding on you and the Company.

11. Any bonus, commission, or other compensation, including but not limited to payments made to you under the Fifth Third Bancorp 2008 Incentive Compensation Plan received is subject to recovery, or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. In addition, all executive compensation plans may be amended as necessary to comply with the requirements and/or limitations under the TARP CCP or the American Recovery and Reinvestment Act, or any other federal requirements up to and including a revocation of this award.

12. This Agreement will be effective upon execution and delivery of the Agreement by both the Company and Executive.

FIFTH THIRD BANCORP	EXECUTIVE

By:	By:

Nancy Phillips
Executive Vice President and Chief Human
Resources Officer